Exhibit 10.5

EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT is made effective this 1st day of May, 2006 (this "Agreement"), between Global Green Solutions Inc., a Nevada Corporation (the "Client"); and Sigma Consult b vba a Belgian limited liability company ("the Service Provider") and James Douglas Frater (the "Executive").

RECITALS

A.     The Client is engaged in the business of implementing technology internationally to reduce gas emissions determined to be hazardous to the environment;

B.     An international corporate presence is required and for that purpose, the Client requires an office in Europe and an Executive to assume the position of Managing Director and Chief Executive Officer;

C.     The Service Provider has an office in Belgium and is 100% beneficially owned and controlled by the Executive; and

D.     The Service Provider has within the scope of its contractual arrangements with the Executive and with the consent of the Executive agreed to provide office premises in Europe and the Services of the Executive to serve the client as hereinafter provided; and the Service Provider and with the consent of the Executive agreed to provide the services of the Executive to serve the Client as hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.     Services. The Service Provider agrees to offer the services of the Executive, as the Managing Director and Chief Executive Officer of the Client and to provide office premises for the Client located at Vossemberg 1, Tervuren, 3080, Brussels, Belgium. The Executive will report to the Board of Directors of the Client. The Executive shall assume fiduciary obligations to the Client as prescribed by US corporate law and US Securities legislation. The Executive will devote full time and attention to achieving the purposes and discharging the responsibilities indicated on Exhibit A to this Agreement. The Executive will comply with all rules, policies and procedures of the Executive as modified from time to time. The Executive will perform all of the Executive's responsibilities in compliance with all applicable laws and will ensure that the operations that the Executive manages are in compliance with all applicable laws. During the Executive's and the Service Provider's tenure with the Client, the Executive will not engage in any other business activity (unless otherwise agreed) which, in the reasonable judgment of the Board of Directors of the Client, conflicts with the duties of the Executive under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.     Term of Engagement. The term of engagement of the Service Provider will be for the minimum three year period commencing on the 1st day of May, 2006 and ending the 31st day of April, 2009 ("the Term"), unless sooner terminated in accordance with the terms and conditions of this Agreement. If the term continues after the end of the Term, such term will continue on the terms and conditions set forth in this Agreement, but will be terminable by either party at any time with or without cause or advance notice.

3.     Compensation and Stock Options. For the duration of the Service Provider's tenure's hereunder, the Service Provider either alone or as directed by the Service Provider in combination with the Executive will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

3.1     Base Rate. The Client will pay the Service Provider a base compensation ("Base Compensation") at an annual rate of 78,000 Euros payable in 12 monthly installments at the end of each calendar month and within five (5) days after receipt of an invoice from the Service Provider. The Service Provider's Base Compensation will be reviewed annually by the Board of Directors of the Client during the term of the Service Provider's tenure and may be adjusted in the sole discretion of the Client effective May 1 of each year commencing May 1, 2007, but will not be reduced by the Client unless a material adverse change in the financial condition or operations of the Client has occurred and as agreed with the Service Provider and the Executive.

3.2     Rent.     In addition to the Base Compensation, the client will pay the Service Provider rent for the serviced office premises provided by the Service Provider at the address aforesaid at the annual rate of 14,400 Euros payable in 12 monthly installments at the end of each calendar month and within five (5) days after receipt of an invoice from the Service Provider. The monthly rent should be inclusive of costs and expenses for office phone and fax rental and call charges

3.3     Incentive Bonus. The Service Provider will participate in the Client's incentive bonus plan (the "Bonus Plan") and will receive annually within 6 months after completion of each fiscal year a performance bonus equal to 1% of the net profits of the Client as determined by the Client's auditors annually in its financial statements prepared under US GAP. The Service Provider and the Executive may also participate in other bonus or incentive plans adopted by the Client that are applicable to the Service Provider's position, as bonus and incentive plans may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

3.4     Equity Subscription Option. In addition to other forms of compensation provided for herein, the Service Provider for its own account or for the account of the Executive or for the joint account of both shall have a subscription option (the "Subscription Option") to purchase in the aggregate 4,250,000 common shares of the Client at the price of $0.00001 per share which Subscription Option shall vest in four equal 6 month intervals with the first portion of the Subscription Option being exercisable after October 31, 2006. Thereafter the subscription option shall vest in equal installments of 1,062,500 shares each, each and every 6 months thereafter, until the Subscription Option has fully vested. Any shares issued by the Client pursuant to the exercise of the Subscription Option shall be issued subject to securities resale restrictions prescribed under Rule 144, promulgated under the 1933 Securities Act of the United States of America.

4.     Other Benefits.

4.1     Certain Benefits. The Service Provider and the Executive will be eligible to participate in all corporate benefit programs established by the Client that are applicable to management personnel such as medical, pension, disability and life insurance plans on a basis commensurate with the Executive's position and in accordance with the Client's policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

4.2     Vacations, Holidays and Expenses. For the duration of the Service Provider's tenure hereunder, the Executive will be provided with such holidays, sick leave and vacation as the Client makes available to its European based management level employees generally. The Client will reimburse the Service Provider or the Executive in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. On signing of this agreement the Service Provider will be paid a one time non accountable payment of 10,000 Euros for miscellaneous joining and set-up expenses, anticipated to be incurred by the Service Provider for the account of the Client.

5.     Termination or Discharge by the Client.

5.1     For Cause. The Client will have the right to immediately terminate the Service Provider's services and this Agreement for cause. "Cause" means: any material breach of this Agreement by the Executive, including, without limitation, breach of the Service Provider's or the Executive's covenants in Sections 7, 8, 9 and 10; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to the Service Provider by the Client; conviction of a felony or failure to contest prosecution for a felony; violation of any statute, rule or regulation, any of which in the judgment of the Client is harmful to the business or to the Client's reputation; unethical practices; dishonesty; disloyalty; or any reason that would constitute cause under the laws of Nevada or the European Union. Upon termination of the Service Provider's services hereunder for cause or upon the death or disability of the Executive, neither the Service Provider nor the Executive will have any rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which the Executive's death or disability occurred. For purposes of this Agreement, "disability" means the incapacity or inability of the Executive whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of the Client and confirmed in writing by such doctor, to perform the essential functions of Executive's position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Client will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days.

5.2     Without Cause. The Client may terminate the Service Provider's tenure under this Agreement without cause on 6 months notice; provided, however, that the Client will continue to pay, as severance pay, the Service Provider's Base Rate and Rent Compensation at the rate in effect on the termination date through the expiration of the six month notice period and including any unpaid expenses claims. Upon termination, the Executive will have rights to any unvested benefits for the period of the 6 month notice period.

6.     Termination by the Service Provider. The Service Provider may terminate the Service Provider's tenure and the services of the Executive under this Agreement for any reason provided that the Service Provider gives the Client at least thirty (30) days notice in writing. The Client may, at its option, relieve the Service Provider and the Executive of all duties and authority after notice of termination has been provided. Upon termination, the Executive will have no rights to any unvested benefits or any other compensation or payments from the date of notice. All compensation, payments and unvested benefits will cease after the thirty (30) day notice period.

7.     Covenant Not To Compete. During the Service Provider's tenure hereunder and for a period expiring three (3) years after the termination of the Service Provider's tenure or the Executive's active involvement with the Client, the Service Provider and the Executive covenant and agree with the Client that neither will:

7.1.     Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that directly competes with the Client's business.

7.2     Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of the Client or any of its affiliates to alter or discontinue a relationship with the Client or to do any act that is inconsistent with the interests of the Client or any of its affiliates;

7.3     Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers of the Client or any of its affiliates; or

7.4.     Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of the Client or any of its affiliates to alter or discontinue its relationship with the Client or any of its affiliates.

The Client and the Service Provider and the Executive agree that: this provision does not impose an undue hardship on the Service Provider and the Executive and is not injurious to the public; that this provision is necessary to protect the business of the Client and its affiliates; the nature of the Service Provider's responsibilities with the Client under this Agreement require the Service Provider and the Executive to have access to confidential information which is valuable and confidential to all of the business; the scope of this Section 7 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 7, including consideration herein.

8.     Confidential Information. The Service Provider and the Executive recognize that the Client's business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to the Client related to its decision support and expert systems, to which the Service Provider and the Executive have access (all such information being "Confidential Information"). For purposes of this Agreement, the phrase "Confidential Information" includes for the Client and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; or (b) is furnished to the Service Provider or the Executive by a third party not under an obligation of confidentiality to the Client. The Service Provider and the Executive agree that during the Service Provider's tenure and after termination of the tenure irrespective of cause, the Service Provider and the Executive will use Confidential Information only for the benefit of the Client and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by the Client. The Service Provider's and the Executive's obligation under this Agreement is in addition to any obligations the Service Provider and the Executive have under applicable law. The Service Provider and the Executive agree to deliver to the Client immediately upon termination of Executive's tenure with the Service Provider or the Client, or at any time the Client so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to the Service Provider and the Executive, and any other documents or items of a confidential belonging to the Client), together with all copies of such material in the Service Provider's and the Executive's possession or control. The Service Provider and the Executive agree that in the course of their contractual relationship with the Client, neither the Service Provider nor the Executive will violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. The Service Provider's and the Executive's obligations under this Section 8 are indefinite in term and shall survive the termination of this Agreement.

9.     Work Product and Copyrights. The Service Provider and the Executive agree that all right, title and interest in and to the materials resulting from the performance of the Service Provider's and the Executive's duties with the Client and all copies thereof, including works in progress, in whatever media, (the "Work"), will be and remain the Client's upon their creation. The Service Provider and the Executive will mark all Work with the Client's copyright or other proprietary notice as directed by the Client. The Service Provider and the Executive further agree:

9.1     To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States, Canada or the European Community (the "Copyright Law"), that all such Work will be considered a "work made for hire" as such term is used and defined in the Copyright Law and that the Client will be considered the "author" of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

9.2     If any portion of the Work does not qualify as a "work made for hire" as such term is used and defined in the Copyright Law, that the Service Provider and the Executive hereby assign and agree to assign to the Client , without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to the Client, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as the Client may request to fully and completely assign such Work and copyright therein to the Client, its successors or nominees, and that the Service Provider and the Executive hereby appoint the Client as attorney-in-fact to execute and deliver any such documents on the Service Provider's and the Executive's behalf in the event the Service Provider or the Executive should fail or refuse to do so within a reasonable period following the Client's request.

10.     Inventions and Patents. For purposes of this Agreement, "Inventions" includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether patentable or not and whether or not conceived or made during work hours. The Service Provider and the Executive agrees that all Inventions conceived or made by the Service Provider and the Executive during the tenure of the Service Provider with the Client belong to the Client, including, without limitation, research and product development, and projected business of the Client or its affiliated companies. Accordingly, the Service Provider and the Executive will:

10.1     Make adequate written records of such Inventions, which records will be the Client's property;

10.2     Assign to the Client, at its request, any rights the Service Provider and the Executive may have to such Inventions for the U.S. and all foreign countries;

10.3     Waive and agree not to assert any moral rights the Service Provider and the Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by the Client; and

10.4     Assist the Client (at the Client's expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

The Service Provider and the Executive understand and agree that the Client or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of the Client as set forth above, and whether such an application will be abandoned prior to issuance of a patent. The Client will pay to the Service Provider and the Executive, either during or after the term of this Agreement, the following amounts if the Service Provider and the Executive is sole inventor, or the Service Provider's and the Executive's proportionate share if the Service Provider and the Executive are joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Employee is am named as an inventor in the patent.

11.     Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, the Service Provider and the Executive agree that the Service Provider and the Executive violation of any of Sections 7, 8, 9 or 10 of this Agreement would cause the Client irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining the Service Provider and the Executive from violation of the terms of this Agreement, upon any breach or threatened breach of tenure of the obligations set forth in any of Sections 7, 8, 9 or 10. The preceding sentence shall not be construed to limit the Client from any other relief or damages to which it may be entitled as a result of the Service Provider's and the Executive's breach of any provision of this Agreement, including Sections 7, 8, 9 or 10. The Service Provider and the Executive also agree that a violation of any of Sections 7, 8, 9 or 10 would entitle the Client, in addition to all other remedies available at law or equity, to recover from the Service Provider and the Executive any and all funds, including, without limitation, wages and salary, which will be held by the Service Provider and the Executive in constructive trust for the Client, received by the Service Provider and the Executive in connection with such violation.

12.     Dispute Resolution. The terms of this agreement shall be adjudicated upon in accordance with the Laws of the State of Nevada, USA and each of the parties hereto agree to atturn to the jurisdiction of the Federal Court of Nevada.

13.     Fees. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys' fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

14.     Representation of the Service Provider and the Executive. The Service Provider and the Executive represents and warrants to the Client that the Service Provider and the Executive are free to enter into this Agreement and have no commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Service Provider's and the Executive's performances of the covenants, services and duties provided for in this Agreement. The Service Provider and the Executive agree to indemnify the Client and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Service Provider and the Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such commitment, arrangement or understanding.

15.     Assignability. During the Service Provider's and the Executive's tenure this Agreement may not be assigned by either party without the written consent of the other; provided, however, that the Client may assign its rights and obligations under this Agreement without the Service Provider's and the Executive's consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon the Service Provider and the Executive, the Service Provider's and the Executive's heirs, personal representatives and permitted assigns and on the Client, its successors and assigns.

16.     Notices. Any notice required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to the Service Provider and the Executive at Vossemberg 1, Tervuren, 3080, Brussels, Belgium or to the President of the Client at 880-609 Granville Street, Vancouver, BC, V7Y 1G5

17.     Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

18.     Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construe as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19.     Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of Nevada.

20.     Entire Agreement. This instrument contains the entire agreement of the parties with respect to the relationship between the Service Provider and the Executive and the Clinet and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of the Service

Provider's and the Executive's tenure. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the President of the Client.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

GLOBAL GREEN SOLUTIONS INC.

By	R. M. BAKER
Name: Robert M. Baker
Title: Secretary

SIGMA CONSULT bvba

By	JAMES D. FRATER
Name: James Douglas Frater
Title: Managing Partner

EXHIBIT A

DUTIES OF JAMES DOUGLAS FRATER

The duties to be carried out by James Douglas Frater are to be determined at the first Board of Directors Meeting.